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Exhibit 10.27

Tele-Communications, Inc.	Liberty Media Corporation
5619 DTC Parkway	8101 East Prentice Avenue, Suite 500
Englewood, Colorado 80111	Englewood, Colorado 80111
March 5, 1999

Dr. John C. Malone
Ms. Leslie Malone
c/o Tele-Communications, Inc.
5619 DTC Parkway
Englewood, Colorado 80111

Dear John and Leslie:

        Reference is made to the Call Agreement, dated as of February 9, 1998 (the "Malone Call Agreement"), between Tele-Communications, Inc., a Delaware corporation ("TCI"), and John C. Malone and Leslie Malone (the "Malones"). Capitalized terms used but not expressly defined in this letter have the meanings given to them in the Malone Call Agreement. Section references in this letter are to Sections of the Malone Call Agreement.

        The purpose of this letter is to confirm and clarify the following:

        1.     Each of the Malones consents to the assignment by TCI to Liberty Ventures Group LLC, a Delaware limited liability company ("LVG"), and the subsequent assignment by LVG to Liberty Media Corporation, a Delaware corporation ("LMC"), of all of TCI's rights, interests and obligations under the Malone Call Agreement, and agrees that upon such assignments TCI shall have no further rights or obligations under the Malone Call Agreement. Each of the Malones also agrees that if a Triggering Event (as defined below) occurs in the future and is not waived, LMC may assign all of its rights, interests and obligations under the Malone Call Agreement to Liberty Media Group LLC and, in the event of such assignment, references to LMC herein shall thereafter refer to Liberty Media Group LLC. "Triggering Event" has the meaning ascribed to such term in the Contribution Agreement, being entered into on March 9, 1999, among LMC, Liberty Media Management LLC, Liberty Media Group LLC and Liberty Ventures Group LLC.

        2.     TCI and the Malones agree that if, for any reason, the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998, as amended, among TCI, AT&T Corp., a New York corporation ("AT&T"), and Italy Merger Corp., a Delaware corporation and a wholly owned subsidiary of AT&T ("MergerSub"), terminates without consummation of the merger of MergerSub into TCI contemplated thereby (the "Merger"), the assignments described in paragraph 1 shall be rescinded.

        3.     The Malones confirm and agree that TCI has exercised its right under Section 7.9 of the Malone Call Agreement to require that, from and after the Merger (and after giving effect to the assignments provided for above), the Malone Call Agreement continue in effect in accordance with its terms and the following:

          a.     References to the "Company" will be references to AT&T and any successor (by merger, consolidation, sale, transfer, exchange, or otherwise) to all or substantially all of its business and assets, except as indicated below:

                i.  in order to effectively give LMC the rights and obligations it is intended to have after the assignments referred to in paragraph 1 above,

      (x)
      the rights, interests, covenants and obligations of the "Company" under the first sentence of Section 2.1 and under Sections 2.2 through 7.16, inclusive, will be rights, interests, covenants and obligations of LMC and any successor (by merger, consolidation, sale, transfer, exchange, or otherwise) to all or substantially all of its business and assets (LMC or such successor being referred to as "Liberty"), and

      (y)
      references to the "Company" in the definitions of the terms "Board of Directors" and "Malone Group" in Section 1.1 will be references to Liberty;

               ii.  references to the Company with respect to covenants of the Company that have been fully performed by TCI prior to the date hereof, including, without limitation, in the second sentence of Section 2.1, shall continue to refer to TCI, and

               iii  references to the Company in the definitions of Magness Call Agreement and Stockholders Agreement refer to TCI.

          b.     The definition of the term "High Vote Stock" shall mean the Class B Liberty Media Group Common Stock, $1.00 par value per share, issued by AT&T (or any successor referred to in paragraph 3(a) above), as it exists immediately after the Merger, and any capital stock into which the Class B Liberty Media Group Common Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, merger, consolidation, share exchange, stock dividend, stock redemption, spinoff, split off or other transaction or event). The definition of the term "Low Vote Stock" shall mean the Class A Liberty Media Group Common Stock, $1.00 par value per share, issued by AT&T (or any successor referred to in paragraph 3(a) above), as it exists immediately after the Merger, and any capital stock into which the Class A Liberty Media Group Common Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, merger, consolidation, share exchange, stock dividend, stock redemption, spinoff, split off or other transaction or event).

          c.     The term "Sale of the Company" shall mean a transaction which results in a Change of Control of the issuer of the High Vote Stock (subject to the same exclusions as currently pertain in the definition of such term).

          d.     In any case where the Holder has the right to elect under Section 2.2(d) to receive payment of the Gross Purchase Price for any High Vote Stock included in the Subject Shares in shares of a corresponding series of Low Vote Stock, and in any case where the Company has the right under Section 3.1 to elect to pay all or any portion of the Closing Date Amount or Company Price in shares of Low Vote Stock, such election will not be effective unless Liberty arranges for AT&T to issue such Low Vote Stock and to grant to the selling Holder the registration rights with respect to such shares of Low Vote Stock contemplated by Section 2.2(e). Similarly, the Company's election under Section 3.1 will not be effective unless Liberty arranges for AT&T to comply with Section 3.2.

        If the foregoing accurately expresses our understanding, please sign and return the enclosed counterpart of this letter.

Sincerely,
TELE-COMMUNICATIONS, INC.
	By:	Stephen M. Brett Executive Vice President, Secretary and General Counsel
LIBERTY VENTURES GROUP LLC
	By:	Stephen M. Brett Vice President
LIBERTY MEDIA CORPORATION
	By:	Stephen M. Brett Vice President
Confirmed:
JOHN C. MALONE
LESLIE MALONE

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  Exhibit 10.27